Exhibit 5.1

Ribbon Acquisition Corp 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/510040.00001

8 January 2025

Dear Sirs

Ribbon Acquisition Corp (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of (the Offering):

(i)	5,000,000 units (each a Unit, and together, the Units), with each Unit consisting of (a) one Class A ordinary share of the Company with a par value of US$0.0001 each (the Class A Ordinary Shares) and (b) one right to receive one-seventh (1/7) of one Class A Ordinary Share upon the consummation of an initial business combination (the Rights);

(ii)	up to 750,000 Units (the Over-Allotment Units) which A.G.P./Alliance Global Partners, the representative of the underwriters of the Company, will have a 45-day option from the date of the Prospectus (as defined in the Registration Statement) to purchase from the Company solely to cover over-allotments, if any;

(iii)	all Class A Ordinary Shares and all Rights issued as part of the Units and the Over-Allotment Units; and

(iv)	all Class A Ordinary Shares that may be issued upon exercise of the Rights included in the Units and the Over-Allotment Units.

This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association (each as defined in Schedule 1) to issue the Class A Ordinary Shares (including the issuance of the Class A Ordinary Shares upon the exercise of the Rights), to execute and deliver the Documents (as defined in Schedule 1) and to perform its obligations, and exercise its rights, under the Documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Class A Ordinary Shares (including the issuance of the Class A Ordinary Shares upon the exercise of the Rights); and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under the Documents.

The Class A Ordinary Shares

(d)	The Class A Ordinary Shares included in the Units and the Over-allotment Units to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Class A Ordinary Shares upon the exercise of the Rights), when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement and the underwriting agreement exhibited to the Registration Statement and in accordance with the memorandum and articles of association of the Company then in effect; and

(ii)	the entry of those Class A Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

No litigation revealed

(e)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of or the appointment of a restructuring officer to the Company, as of the close of business on the day before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents reviewed (or as to how the commercial terms of such Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 17 July 2024 issued by the Registrar of Companies of the Cayman Islands.

2	The memorandum and articles of association of the Company dated 17 July 2024 filed by the Registrar of Companies of the Cayman Islands (the Memorandum and Articles of Association).

3	A copy of the certificate of good standing dated 23 July 2024 issued by the Registrar of Companies of the Cayman Islands in respect of the Company (the Good Standing Certificate).

4	The written resolutions of the sole director of the Company dated 13 November 2024 (the Board Resolutions).

5	Copies of:

(a)	the register of members of the Company provided to us on 19 December 2024 (the Register of Members); and

(b)	the register of directors of the Company provided to us on 19 December 2024 (the Register of Directors, together with the Register of Members, the Registers).

6	A certificate from a director of the Company dated 7 January 2025 as to certain matters of fact (the Director’s Certificate).

7	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 7 January 2025.

8	The Registration Statement.

9	A copy of the form of the unit certificate representing the Units and the Over-Allotment Units.

10	A copy of the form of the specimen certificate for Class A Ordinary Shares (item 8 to item 10 are collectively referred to as the Documents).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Director’s Certificate and the Registers is accurate and complete as at the date of this opinion.

5	The Documents have been or will be duly executed by all parties in materially the form as exhibited to the Registration Statement and in respect of the Company, in the manner authorised in the Board Resolutions.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

8	Each Document has been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Enforceability

9	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party of its rights or the performance of its obligations under the Documents contravene those laws or public policies.

Register of Writs

10	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.